Exhibit 99.1

Capital City Energy Group, Inc. Goes Public

Company Expects to Acquire Energy-Related Businesses to Build on Successful Energy Fund Management Platform

Capital City Energy Group, Inc. (OTCBB: CETG) (the “Company”) or (“Capital City”) announced today that it has completed a merger with a publicly traded company, under which the parties have assumed the operations and business model of Capital City, a rapidly expanding energy company. Founded in 2003, the Company’s business is evolving from being an innovative leader in the design, management and sponsorship of retail and institutional direct participation energy programs to become one of the few vertically integrated independent oil & natural gas companies. The Company’s strategy is to expand a portfolio of rapidly growing core areas which provide opportunities through grass-roots drilling, operating, well servicing, acquisitions and fund management. The Company operates three divisions, which is called the Triad business model consisting of fund management, principal investments and strategic acquisitions of energy related companies.

In late 2006, the Company began making principal investments in energy properties alongside the energy funds it was managing. The Company committed its capital to purchasing various interests in production and development wells for its own account. These interests were purchased from the operators where there was a previous relationship through the fund management platform. This initiative was the Company’s first step in moving towards its’ present business model.

For the fiscal year ended 2007, Capital City had revenue of approximately $2.9 million, and EBITDA, a non-GAAP measure, of $1.9 million. There are currently approximately 23.9 million shares outstanding.

“We are excited to complete the merger and become a public company,” said Timothy W. Crawford, Capital City’s Chief Executive Officer. “We believe our business model is unique among the oil and natural gas industry, as we combine the expertise we have developed running a successful energy funds management business, a promising portfolio of oil and natural gas properties and a highly focused acquisition strategy, we believe Capital City is uniquely positioned for growth.”

The Company’s three divisions include:

Energy Funds Management. Since inception, the Company has successfully invested in oil and gas properties, delivering superior returns for investors and will continue to establish and manage funds for investors.

Principal Investments Division. Through this division, Capital City invests its own capital in energy properties through joint ventures and partnerships with other oil and natural gas companies. The relationships with the various funds the Company manages allow it to make these independent investments in oil and gas properties. These investments include strategic ownership in production, locations for future drilling, equipment, pipelines, seismic, acreage or other energy related properties that may not be suitable for the Company’s income oriented energy funds, but have potential for growth and strategic advantages for Capital City’s energy funds and shareholders.

The principal investment strategy of the Triad is to continue investing in similar assets as the funds, while using the same proven strategy employed by the Funds. The investment mix of direct working interests in oil and gas wells, pipelines and acreage positions will certainly be considered, however, the Company may be able to negotiate superior terms with operators and owners since the company will have more capital to deploy with minimal upfront costs, and with greater flexibility to invest across a broader spectrum of potential projects. The Company’s initial positions include the prolific Texas Barnett Shale natural gas formation, coal bed methane development in southeast Oklahoma along with production from the Woodford Shale, and horizontal drilling development of oil and gas from the Buda and Georgetown formations in southeast Texas.

Strategic Acquisitions. The Company is focused on acquiring complementary energy-related businesses. It believes its ability to bring capital, contacts and financial structure makes it an ideal partner for many privately held middle-market companies ($10-$100 million in revenues and/or enterprise value) in the energy sector who seek to grow or capitalize their businesses. Acquisitions will include well operators, drillers, pipelines, energy service companies and lease owners, among others. Capital City anticipates financing these acquisitions with a combination of cash, stock and bank debt.

The direct ownership in the full spectrum of energy assets allows Capital City to extend greater strategic control over its investments and strengthen its position as a vertically integrated, full-service energy company.

The Company is continuing to aggressively pursue its Triad business model by acquiring energy-related businesses that are strategic to the core fund management business such as drillers, operators, service companies, pipelines, and lease owners, among others. The combination of the Triad strategy is allowing Capital City to become more opportunistic and afford the Company greater strategic control over its investments through vertical integration. The direct ownership in the full spectrum of assets within the energy industry transforms Capital City Energy Group into a more dynamic and full-service energy company.

Safe Harbor Statement

Investors and readers are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of our officers and directors during presentations about our energy funds, along with Capital City Energy Group's filings with the Securities and Exchange Commission, including the Company's registration statements, quarterly reports on Form 10-Q and annual report on Form 10-KSB, are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects", "anticipates", "intends", "plans", "could", "might", "believes", "seeks", "estimates" or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by the Company's management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties and assumptions about Capital City Energy Group, its technology, economic and market factors and the industries in which the Company does business, among other things. These statements are not guarantees of future performance and Capital City Energy Group, Inc. undertakes no specific obligation or intention to update these statements after the date of this release.

CEOcast, Inc. for Capital City Petroleum
Daniel Schustack, 212-732-4300

Source: Business Wire (March 24, 2008 - 2:02 PM EDT)